Exhibit 99.1

Conference call:	Today, Thursday, August 8, 2013 at 4:30 p.m. EDT
Webcast / Replay URL:	www.wave.com/news/webcasts
Dial-in numbers:	415-226-5359 or 212-231-2922

Wave Q2 ‘13 Revenues Rose 16% vs. Q1 ‘13 to $6.7M

on Increased Software Bundling and Services

Lee, MA—August 8, 2013—Wave Systems Corp. (NASDAQ: WAVX), the Trusted Computing company, today reported financial results for its second quarter ended June 30, 2013 (Q2 ‘13) and updated investors on recent developments.

In Q2 ‘13 Wave’s total net revenues increased 16% to $6.7 million as compared to $5.8 million in Q1 ‘13. The increase in total net revenues over Q1 ‘13 included a $0.25 million improvement in OEM software bundling revenue — the first sequential improvement in six quarters.  This improvement resulted from increased OEM PC shipments of products carrying higher bundling fees/unit, such as self-encrypting drives and/or biometric readers.  Q2 ‘13 total net revenues were $1.1 million less than Q2 ‘12 total net revenues of $7.8 million principally due to reductions in OEM software bundling revenues primarily as the result of lower PC shipment volumes.  Total services net revenues were $0.6 million in Q2 ‘13 compared to $0.4 million in Q2 ‘12 and $0.8 million in Q1 ‘13. Total software licensing and maintenance net revenues in Q2 ‘13 included $1.1 million from Wave’s Safend subsidiary, a decline from $1.6 million in Q2’ 12 and $1.2 million in Q1 ‘13.

Total billings for Q2 ‘13 declined to $5.9 million versus $6.9 million in Q2 ‘12 and were flat compared to $5.9 million in Q1 ‘13. Total billings included $1.1 million from Safend, down from $1.4 million in Q2 ‘12 but up from $1.0 million in Q1 ‘13.

Reflecting ongoing cost containment initiatives, including initiatives completed in mid-May, Wave’s combined SG&A and R&D expenses declined 27% to $9.7 million in Q2 ‘13 as compared to $13.3 million in Q2 ‘12 and 12% as compared to $11.0 million in Q1 ‘13.  Q2 ‘13 total R&D expenses reflect a credit of $600,000 related to the completion of an OEM-funded software development arrangement. In November 2012 Wave received $600,000 for the performance of certain software development services. The $600,000 was deferred as a current liability on the consolidated balance sheet at December 31, 2012 and was offset against research and development expense during the three-month period ended June 30, 2013 upon completion of the software development arrangement.

Wave recorded a Q2 ‘13 net loss of $3.5 million, or ($0.12) per share, as compared to a net loss of $6.5 million, or ($0.28) per share in Q2 ‘12, and a net loss of $10.2 million (including $4.2 million in non-cash impairment charges), or ($0.40) per share in Q1 ‘13. Per share figures are based on a weighted average number of basic shares outstanding during Q2 ‘13, Q2 ‘12 and Q1 ‘13 of 28.3 million, 23.1 million and 26.3 million, respectively. Wave’s loss-per-share figures and weighted average number of shares outstanding in these periods have been adjusted to reflect the Company’s 1-for-4 reverse stock on July 1, 2013.

To illustrate its operational performance on a cash-flow basis, Wave reports EBITDAS, a non-GAAP measure defined as earnings before impairment expense, interest expense, income taxes, depreciation, amortization and stock-based compensation expense. Wave’s negative EBITDAS improved to $2.5 million in Q2 ‘13, compared with negative EBITDAS of $4.6 million in Q2 ‘12 and negative EBITDAS of $5.2 million in Q1 ‘13.

As of June 30, 2013, Wave’s total current assets were $5.7 million and total current liabilities, including the current portion of deferred revenue totaling $6.1 million, were $14.0 million. Cash and cash equivalents were $0.9 million at June 30, 2013 as compared to $1.8 million at March 31, 2013. Wave raised approximately $1,383,000 during Q2 ‘13 from the sale of its Class A common stock at an average adjusted post-split price of $1.65 per share through its At-The-Market (ATM) share sale facility. Wave also raised an additional $3.2 million in a registered direct placement of its Class A common stock at an adjusted post-split price of $2.00 per share. Investors in this offering also received five-year warrants to purchase an aggregate of 792,500 post-split shares of Wave’s Class A common stock for an adjusted price of $2.48 per share. Subsequent to the close of Q2 ‘13, Wave raised gross proceeds of $1.5 million from the sale of 1.2 million shares of Class A common stock at $1.27 per share from a financing completed on July 25, 2013 and an additional $1.1 million from the sale of 808,000 shares of Class A common stock at an average price of $1.40 per share through its ATM share sale facility.

CEO Commentary:

Wave CEO Steven Sprague, commented, “Trusted Computing technology addresses the market’s need for cyber-security that is simple and accessible for end users. While the pace of adoption has been a challenge, we are seeing greater market awareness of the advantages of moving to a hardware-based model. Businesses are facing a surge in highly sophisticated cyber threats that can evade traditional antivirus and malware detection. Combating these threats requires re-imagining the way we define and enable service access at the device level. Wave is providing key solutions that can enable the enterprise to transition to a services model that is based on the identity of the device rather than the user. This provides enterprise-level security on every tablet, laptop and workstation—with the simplicity of a mobile phone—and without requiring users to recall numerous passwords. This new model gives the enterprise the ability to ‘know’ the devices on their network, but also audit the capabilities of the device—so content that might be sent to a laptop with hardware encryption, might not be allowed to be sent to a smartphone (with less security). Additionally, Wave’s solutions are designed to assure that the user’s device is ‘safe to lose,’ with a host of encryption offerings and the ability to restrict access to only known devices.

“To commercialize this concept, we are actively educating our prospects and partners about the commercial applications and benefits of Trusted Computing. Next month’s Trusted Computing Conference in Orlando, which we are organizing and promoting with the Trusted Computing Group, will serve as a powerful platform to broadcast this message. A number of prominent industry names have agreed to sponsor, keynote or serve on panels, including Microsoft, Intel, Samsung, Juniper, the NSA and AMD. The conference provides an invaluable platform for enterprise, government, industry, media and investors to gain insight into the capabilities and value of Trusted Computing industry standard solutions.  These solutions were developed and are supported by more than 100 industry leading participants. This is a ‘not-to-miss’ comprehensive briefing on how to deploy cost effective device management solutions compatible with hardware security that has already shipped on hundreds of millions of enterprise devices.

“As we look back at Q2, another indicator of interest in Wave and Trusted Computing is evident in our growing base of channel partners. QWAED and Kedu are now authorized Wave distributors in the Middle East, and our channel partner agreement with Infinigate, announced earlier this week, expands our reach throughout Germany, Austria and the United Kingdom. Axiad IDS, based in the U.S., is now authorized to resell our solutions and is integrating our software into their identity and access management solution.  Intelligent Decisions, a prominent name in the federal government space, is another recently authorized reseller.”

“Earlier today we announced that NEC Personal Computers has begun bundling Wave’s EMBASSY Security Center client software for TPM management on its desktop line. This expands our reach into the Asian market, as NEC Personal Computers is a prominent player in Japan, one of the largest PC markets in the world,” concluded Mr. Sprague.

About Wave Systems

Wave Systems Corp. reduces the complexity, cost and uncertainty of data protection by starting inside the device. Unlike other vendors who try to secure information by adding layers of software for security, Wave leverages the security capabilities built directly into endpoint computing platforms themselves. Wave has been a leading expert in this growing trend, leading the way with first-to-market solutions and helping shape standards through its work as a board member for the Trusted Computing Group.

Safe Harbor for Forward-Looking Statements

This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Wave assumes no duty to and does not undertake to update forward-looking statements.

All brands are the property of their respective owners.

Wave Systems Corp.	Investor Relations
Gerard T. Feeney, CFO	David Collins, Eric Lentini
413-243-1600	212-924-9800
wavx@catalyst-ir.com

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	Three months ended		Six months ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Net revenues:
Licensing and maintenance	$6,133,304	$7,361,102	$11,127,030	$14,019,369
Services	608,938	400,372	1,408,938	724,242
Total net revenues	6,742,242	7,761,474	12,535,968	14,743,611

Operating expenses:
Licensing and maintenance — cost of net revenues	382,311	792,737	2,607,910	1,482,367
Services — cost of net revenues	105,155	74,760	212,516	136,590
Selling, general, and administrative	6,774,719	8,290,191	13,953,722	17,837,974
Research and development	2,912,128	5,050,625	6,761,110	10,068,104
Impairment of goodwill	—	—	2,590,000	—
Total operating expenses	10,174,313	14,208,313	26,125,258	29,525,035
Operating loss	(3,432,071)	(6,446,839)	(13,589,290)	(14,781,424)
Other income (expense):
Net currency transaction gain (loss)	(8,363)	(13,812)	(6,732)	9,788
Net interest expense	(49,863)	(60,504)	(108,030)	(62,609)
Total other income (expense)	(58,226)	(74,316)	(114,762)	(52,821)
Net loss	$(3,490,297)	$(6,521,155)	$(13,704,052)	$(14,834,245)

Loss per common share — basic and diluted	$(0.12)	$(0.28)	$(0.50)	$(0.65)

Weighted average number of common shares outstanding during the period	28,317,577	23,120,873	27,326,711	22,839,637

(1)         All shares presented in these consolidated financial statements and accompanying footnotes have been retroactively adjusted to reflect the 1-for-4 reverse stock split, which took place on July 1, 2013.

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Supplemental Schedules

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
Total net revenues	$6,742,242	$7,761,474	$12,535,968	$14,743,611
Increase (decrease) in deferred revenue	(801,964)	(820,021)	(704,575)	(895,599)

Total billings (Non-GAAP)	$5,940,278	$6,941,453	$11,831,393	$13,848,012
Net loss as reported	$(3,490,297)	$(6,521,155)	$(13,704,052)	$(14,834,245)
Net interest expense	49,863	60,504	108,030	62,609
Depreciation and amortization	231,359	545,731	547,268	1,072,520
Stock-based compensation expense	668,840	1,288,326	1,106,546	2,644,078
Impairment of goodwill and amortizable intangible assets	—	—	4,205,000	—

EBITDAS (Non-GAAP)	$(2,540,235)	$(4,626,594)	$(7,737,208)	$(11,055,038)

Non-GAAP Financial Measures:

As supplemental information, we provide the non-GAAP performance measures that we refer to as total billings and EBITDAS.  Total billings is provided in addition to, but not as a substitute for, GAAP total net revenues.  Total billings means the sum of total net revenues determined in accordance with GAAP, plus the increase or minus the decrease in deferred revenue.  We consider total billings an important measure of our financial performance, as we believe it best represents the continued increase in our software license upgrades.  Total billings is not a measure of financial performance under GAAP and, as calculated by us, may not be consistent with computations of total billings by other companies.   EBITDAS is defined as net income (loss) before interest income (expense), income taxes, depreciation, amortization and stock-based compensation.  EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as EBITDAS is not defined by GAAP.  However, we regard EBITDAS as a complement to net income (loss) and other GAAP financial performance measures, including an indirect measure of operating cash flow.

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$922,299	$2,112,769
Accounts receivable, net of allowance for doubtful accounts of $-0-
June 30, 2013 and December 31, 2012	3,542,027	5,034,422
Collateralized receivables	743,426	1,801,683
Prepaid expenses	518,913	421,769
Total current assets	5,726,665	9,370,643
Property and equipment, net	752,603	871,568
Amortizable intangible assets, net	2,121,177	4,028,333
Goodwill	1,448,000	4,038,000
Other assets	238,946	324,614
Total Assets	10,287,391	18,633,158

Liabilities and Stockholders’ Deficit
Current liabilities:
Secured borrowings	631,912	1,537,710
Accounts payable and accrued expenses	7,262,409	7,570,723
Current portion of capital lease payable	6,501	44,658
Deferred revenue	6,129,810	5,949,087
Total current liabilities	14,030,632	15,102,178
Other long-term liabilities	100,583	97,996
Royalty liability	4,497,733	4,486,129
Long-term deferred revenue	1,434,143	1,812,312
Total liabilities	20,063,091	21,498,615

Stockholders’ Deficit:
Common stock, $.01 par value. Authorized 150,000,000 shares as Class A; 29,219,695 shares issued and outstanding in 2013 and 26,251,968 in 2012	292,197	262,520
Common stock, $.01 par value. Authorized 13,000,000 shares as Class B; 8,889 shares issued and outstanding in 2013 and 2012	89	89
Capital in excess of par value	400,552,282	393,788,150
Accumulated deficit	(410,620,268)	(396,916,216)
Total Stockholders’ Deficit	(9,775,700)	(2,865,457)
Total Liabilities and Stockholders’ Deficit	$10,287,391	$18,633,158

All shares presented in these consolidated financial statements and accompanying footnotes have been retroactively adjusted to reflect the 1-for-4 reverse stock split , which took place July 1, 2013

#   #  #